                                                                EXHIBIT 21

                                  SUBSIDIARIES

         The Company's subsidiaries at December 31, 1996 were as follows:

1)       Nbase Communications, Inc.,
                 a Maryland corporation

2)       N.N.H. Computer Communications, Inc.,
                 a Kansas corporation

3)       NBase Communications, Ltd.,
                 an Israeli corporation

4)       NBase UK Ltd.,
                 a United Kingdom corporation

5)       NBase Europe, GMBH
                 a German corporation

6)       NBase Fibronics, Limited
                 an Israeli corporation

7)       EDS LAN,
                 an Italian corporation